Agreement for Purchase and Sale of Member interest

     THIS AGREEMENT for purchase and sale of Member Interest (this "Agreement") by and between David Shaw ("Purchaser") and David Gale ("Seller") is effective as of this 4th day of October 2000.

1. Pursuant to the terms of this Agreement, Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser Seller's entire membership interest (the "Interest") in LM.com, LLC (the "LLC") for the sum of $40,000.00 (the "Purchase Price"). Purchaser's obligation to pay the Purchase Price is evidenced by a note, a form of which is attached hereto as Exhibit A. The Purchase Price is due and payable on or before October 19, 2000.

2. In order to induce Purchaser to enter into this Agreement, and as consideration therefore, Seller hereby agrees to promptly sign any consent and waive any rights, legal or otherwise, required by the manager of the LLC (the "Manager") in order for the Manager to execute any consent, on behalf of the LLC, required for the merger between LinuxMall.com, Inc, a Delaware corporation (LMI), with and into a direct, wholly-owned subsidiary ("Merger Sub") of Ebiz Enterprises, Inc., a Nevada corporation ("Ebiz"), in accordance with the terms of the Agreement and Plan of Merger dated as of August 7, 2000, by and between LMI, Merger Sub, and Ebiz, and any related waivers, agreements, amendments or transactions.

3. Seller hereby agrees that concurrently with his receipt of the Purchase Price, he will execute and deliver to Purchaser an assignment of membership interest (the "Assignment") in the form attached hereto as Exhibit B and that he will execute and deliver to the LLC a notice of withdrawal in the form attached hereto as Exhibit C, and otherwise fully cooperate with Purchaser and the LLC in effecting the withdrawal of Seller from the LLC.

4. Seller hereby represents and warrants that he holds good and marketable title to the Interest free and clear of all liens encumbrances and adverse claims.

5. Seller hereby represents and warrants that the Interest represents ___% of the total outstanding membership interests of the LLC.

6. Purchaser may, in its sole discretion, purchase the Interest for his own account, or may allow other interested parties to purchase the Interest.

7.   This Agreement shall be governed by the laws of the State of Colorado.

8. This Agreement represents the entire agreement between Purchaser and Seller and replaces any previous agreement or understanding.

9. This Agreement may be executed in counterparts, and each counterpart hereof shall be deemed to be an original instrument. A facsimile signature shall have the same weight and effectiveness as an original signature.

     IN WITNESS WHEREOF, on the date first above written, the parties hereto set their hands to this Agreement.


                                    Purchaser

                                    /s/ David Shaw
                                    David Shaw

                                    Seller

                                    /s/ David Gale
                                    David Gale

                                    Exhibit A

                                 Promissory Note

                                 PROMISSORY NOTE

     FOR VALUE RECEIVED, David Shaw ("Maker") hereby promises to pay to David Gale ("Payee"), the principal sum of FORTY THOUSAND DOLLARS ($40,000.00) due and payable in full, without interest, on or before October 19, 2000. This Note is executed and delivered in accordance with the terms of that certain Agreement for Purchase and Sale of Membership Interest (the "Agreement") of even date herewith by and between Maker and Payee and represents the obligation of Maker to pay the Purchase Price (as defined in the Agreement). Maker's obligations under this Note are subject, in all respect, to Payee's performance of its duties and obligations under the Agreement.

     Payment of this Note shall be made in lawful money of the United States of America at such place as Payee shall have designated to Maker in writing.

     No delay or failure of Payee in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by Payee, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy which Payee may have.

     This Note is to be governed by and construed according to the laws of the State of Colorado.

     This Note may be prepaid in whole or in part at any time without penalty.

     DATED as of the day and year first set forth above.

                                   ---------------------------------
                                           David Shaw

                                    Exhibit B

                            Assignment and Conveyance

                            ASSIGNMENT AND CONVEYANCE

     THIS ASSIGNMENT AND CONVEYANCE, dated October ___, 2000, is from David Gale ("Assignor") to David Shaw ("Assignee").

     FOR VALUE RECEIVED, and pursuant to the terms of that certain Agreement for Purchase and Sale of Member Interest, dated October 4, 2000, between Assignor and Assignee (the "Agreement"):

     1. Assignor hereby assigns to Assignee, without restriction, condition or reservation:

     (a) Assignor's entire membership interest in LM.com, LLC, a Colorado limited liability company (the "Company"), including, without limitation, Assignor's right to (1) share in the Company's capital, profits and distributions, (2) approve the Company's acts, (3) participate in the Company's governance, (4) participate in the designation and removal of the Company's Managers and (5) receive information pertaining to the Company's affairs; and

     (b) Any and all of Assignor's rights and interests in and to (1) all property, both real and personal, owned by the Company, (2) all promissory notes and accounts receivable due to Assignor from the Company and (3) all claims, liens, security interests and charges that Assignor may have against the Company and any property owned by the Company.

     2. Assignor hereby releases, cancels, forgives and forever discharges the Company, each of its members and any entity in which the Company or any of its members has an interest from any and all actions, claims, demands, damages, obligations and liabilities, of any kind or nature whatsoever, that Assignor has or may have against them by reason of Assignor's investment in the Company or involvement in the conduct of the Company's business.

     3. Assignor hereby incorporates herein by this reference, and restates as of the date hereof, the representations and warranties of Assignor set forth in Sections 4 and 5 of the Agreement.

         Executed on the date first above written, to be effective immediately.

                                       -----------------------------------
                                       David Gale, Assignor

                                    Exhibit C

                              Notice of Withdrawal

                  Notice of Member Withdrawal from LM.com, LLC

         I, David Gale, hereby withdraw, effective as of October, 4 2000, from membership in LM.com, LLC, a Colorado limited liability company (the "LLC") and hereby provide notice of such withdrawal to the LLC and to each and every member thereof.

                                          ----------------------------------
                                          David Gale